Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

Expro Announces Second Quarter 2026 Results

HOUSTON - July 28, 2026 – Expro Ltd (NYSE: XPRO) (the “Company” or “Expro”) today reported financial and operational results for the three months ended June 30, 2026.

Second Quarter 2026 Highlights

•	Revenue was $393 million

•	Net income of $2 million

•	Adjusted EBITDA[1] of $$76 million with an Adjusted EBITDA margin[1] of 19.3%

•	Cash flow from operations of $81 million, or 20.7% of revenues

•	Adjusted free cash flow[1] of $56 million

•	Share repurchases of approximately $20 million (1.3 million shares at an average $15.42 per share)

•	Liquidity at the end of the quarter stood at $492 million

Michael Jardon, Chief Executive Officer, commented, “Our second quarter results reflect a good sequential increase coming out of a seasonally low first quarter. This is despite the impacts caused by the Middle East conflict that tempered our second quarter results.

"During the quarter we continued to execute across our disciplined capital allocation framework. The Company’s capital allocation centers around investing in the business, maintaining a solid financial position, M&A, and returning cash to shareholders through share repurchases. All of these were achieved during the second quarter of 2026. The Company invested roughly $30 million in capital expenditures funding accretive and high-return projects, announced the acquisition of Enhanced Drilling, and maintained a strong balance sheet. Specifically, on returning cash to shareholders, the Company repurchased approximately $20 million or 1.3 million shares during the second quarter. This brings the year-to-date repurchases to approximately 2.5 million shares, representing approximately $40 million of cash returned to shareholders. The significance is that Expro is already very close to achieving its annual goal of returning at least one-third of free cash flow to shareholders.

“With regards to the Middle East, the conflict and its impacts on our operations have persisted longer than we had previously anticipated. That said, we have been more positive on the developing medium-to-long-term outlook for our business. Increasing subsea trees orders and offshore rig utilization reinforce the view of a strengthening offshore market. We believe this will result in a more robust activity set for Expro in the coming years. Furthermore, operators are placing greater emphasis on technology-enabled efficiency gains, which I believe is one of our strengths and a reason why they chose Expro as their service provider. Along those lines, we recently closed on the Enhanced Drilling acquisition which adds a differentiated technological capability to our service portfolio. Finally, our commitment to driving efficiency gains does not stop with our customers. We are continually evaluating what we can do to drive further efficiency gains of our own, through cost control and other various internal initiatives.”

1. A non-GAAP measure.

Free Cash Flow

Expro generated $81 million in net cash provided by operating activities in the second quarter of 2026. After capital expenditures of $31 million, Expro generated $50 million of free cash flow and $56 million of Adjusted free cash flow in the second quarter of 2026.

Management believes that Adjusted free cash flow better reflects the Company’s performance by excluding one-time items, in line with corporate finance principles.

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2026	2026
Total revenue	$393,182	$760,755

Net cash provided by operating activities	$81,462	$106,746
Less: Capital expenditures	(31,184)	(56,948)
Free cash flow	50,278	49,798

Add: Merger and integration expense (*)	3,634	3,922
Add: Severance and other expense (*)	2,572	5,798
Adjusted free cash flow	$56,484	$59,518

(*)	Expenses directly referenced on the condensed consolidated statements of operations.

Shareholder Return

During the second quarter of 2026, the Company repurchased approximately 1.3 million shares at an average price of $15.42 per share, resulting in approximately $20 million of share repurchases. After the share repurchases during the first and second quarters of 2026, the Company has approximately $60 million remaining under its current Board of Directors share repurchase authorization to acquire up to $100 million of outstanding shares. For the full year 2026, Expro remains committed to utilizing at least 33% of the annual Adjusted free cash flow generated for capital returns to shareholders.

Drive25 and Additional Cost Efficiency Programs

Expro has successfully completed all internal projects as part of the Company’s Drive 25 self-help program. As expected, Expro expects to fully realize more than $40 million of structural cost removals in 2026.

Additionally, Expro remains focused on driving ongoing efficiency improvements and further optimizing its cost base. As part of its continuous portfolio review process, the Company is assessing targeted actions across selected geographies and product lines to improve returns, enhance operating leverage, and support sustained margin expansion and free cash flow growth.

Short-Term Outlook

While the geopolitical situation in the Middle East remains uncertain, volatile, and has temporarily moderated the pace of the projected activity growth for Expro in high-margin businesses in the region, we have been encouraged by the resilience of our MENA operations, which has performed strongly despite the ongoing disruption.

Importantly, the fundamental thesis underpinning our outlook for 2026 remains firmly intact. We continue to see a significant step-change in Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted free cash flow performance during the second half of the year. We expect these will be driven by the continued execution of our strategic initiatives, strong operating leverage across the business, and five months of contribution from the recently completed Enhanced Drilling acquisition.

While our outlook conservatively reflects the near-term impacts of the regional conflict and a gradual recovery in activity levels, we expect second-half of 2026 Adjusted EBITDA margins to exceed 24%, with fourth-quarter margins exceeding 26%, representing a substantial improvement versus the first half of the year. We remain focused on the factors within our control, including disciplined execution, portfolio optimization, and operational efficiency initiatives, all of which support our long-term objective of delivering sustainable earnings growth, expanding margins, and increasing free cash flow generation.

Financial Guidance

Based upon the prevailing conflict in the Middle East and the recent closing of the Enhanced Drilling acquisition we have updated our financial guidance. With regards to the disruptions from the Middle East conflict, we expect there will be quarterly impacts throughout the remainder of 2026, however, not to the same extent as experienced during the second quarter. With regards to the Enhanced Drilling acquisition, we will include five months of operations in our 2026 results.

For the second half of 2026, we still see tangible sequential increases in our quarterly results driven by:

1) our NLA segment in the fourth quarter with subsea well access and well flow management work and tubular sales in the Gulf of America, and well intervention and integrity work in Colombia,

2) our MENA segment with a sizeable production solutions project scheduled in the fourth quarter in North Africa, as well as some equipment sales in the region,

3) our APAC region with well construction and well flow management projects, accompanied by subsea equipment sales in China, and

4) the inclusion of five months of Enhanced Drilling’s operations during the second half of 2026.

Previously, we had expected our operations in the Middle East countries to normalize during the back half of the year, which would have been additive to the results in the second half of 2026. As mentioned above, those expectations have changed with some of the impacts now expected through year end. Additionally, we had anticipated our Coretrax product line to generate incremental contributions across our geographic segments, particularly in Middle East where that product line has its largest exposure. Now however, the amount of the expected incremental contributions coming from Coretrax is lower than previously anticipated. Both of these factors serve to moderate our previous annual expectations.

To account for these uncertainties, we are taking a conservative approach to our revised guidance; however, we do expect to be able to capture some upside above these estimates in the second half of the year, particularly in the fourth quarter.

	Three Months Ended	Full Year Ended	Prior Guidance Full Year Ended
	September 30,	December 31,	December 31,
(in millions)	2026	2026	2026
Revenue	$435 - $455	$1,650 - $1,700	$1,600 - $1,650
Adjusted EBITDA	$90 - $100	$355 - $365	$355 - $375
Capital expenditure		$110 - $120	$110 - $120
Adjusted free cash flow		$135 - $145	$125 - $145

Other Financial Information

As of June 30, 2026, Expro’s consolidated cash and cash equivalents, including restricted cash, totaled $200 million, and the Company’s total liquidity stood at $492 million. Total liquidity includes $292 million available for drawdowns as loans under the Company’s revolving credit facility. The Company had outstanding long-term borrowings of $79 million as of June 30, 2026.

On April 1, 2026, Expro’s Board of Directors unanimously approved a plan to change the Company’s corporate domicile from the Netherlands to the Cayman Islands (the “Redomicile”). The proposals related to the Redomicile were approved by a shareholder vote during the Company’s Annual Shareholder Meeting on June 10, 2026. The Redomicile was completed on July 13, 2026.

On July 23, 2026, Expro closed on the acquisition of Enhanced Drilling. Under the terms of the agreement Expro purchased Enhanced Drilling for approximately 2 billion Norwegian kroner (“NOK”) in cash (approximately $215 million) plus customary closing and working capital adjustments.

The financial measures provided that are not presented in accordance with GAAP are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Additionally, downloadable financials are available in the Investor section of www.expro.com.

Notable Awards and Achievements

Middle East and North Africa (MENA)

•

In Iraq, the Company secured a contract for its SONAR Flow Sur1rveillance. The SONAR solution enables a comprehensive field wide production surveillance and evaluation, providing timely data to support operational optimization and reservoir management.

•

In Oman, Expro secured a QPulseTM campaign on a gas condensate field to provide production testing on existing infrastructure. QPulseTM delivers well performance data without the operational disruption of conventional production testing methods. This technology lowers the costs and risks of production testing for customers.

North and Latin America (NLA)

•

In Canada, Expro was awarded a multi-product line contract for a 14-well campaign with options for additional wells by a customer operating offshore Eastern Canada. The contract is expected to commence during the first half of 2027.

•	In Brazil, the Company entered into two three-year contracts to provide subsea landing string and tubular running services as well as cementing accessories.

Europe and Sub-Saharan Africa (ESSA)

•	the second quarter of 2026, this region secured over $250 million of contract awards – some for the extension of existing work, some for incremental work in the future.
•	In Azerbaijan, Expro extended existing contracts for subsea landing string and tubular running services.

Asia Pacific (APAC)

•	In Malaysia, the Company secured a three-year contract to continue to support a customer’s deepwater subsea program.

Technologies

•

Expro’s 1,250-ton XRDTM (Extended Range Drilling) Spider successfully completed all field trials with a major Gulf of America operator, culminating in a final wellbore cleanout run. The trials demonstrated reliable performance in demanding offshore conditions and confirmed the system’s operational readiness for broader deployment.

•

The Company utilized its subsea systems to complete a well abandonment campaign in the UK where Expro achieved 2,490 hours (104 days) with zero non-productive time; highlighting the Company’s equipment reliability and service discipline.

•

Expro has extended its capabilities in Namibia with the commissioning of a visual PVT system, which recently completed a major analysis campaign, providing in-country data, allowing the operator to accelerate the evaluation of their discovery.

Segment Results

Unless otherwise noted, the following discussion compares the quarterly results for the second quarter of 2026 to the results for the first quarter of 2026.

North and Latin America (NLA)

Revenue for the NLA segment was $129 million for the three months ended June 30, 2026, an increase of $1 million, or 1%, compared to $128 million for the three months ended March 31, 2026. The increase was primarily driven by higher well intervention revenue in Argentina and increased well construction activity in Brazil, partially offset by lower well intervention revenue in Colombia.

Segment EBITDA for the NLA segment was $26 million, or 20% of revenues, during the three months ended June 30, 2026, an increase of $0.1 million, or 1%, compared to $26 million, or 20%, of revenues during the three months ended March 31, 2026.

Europe and Sub-Saharan Africa (ESSA)

Revenue for the ESSA segment was $127 million for the three months ended June 30, 2026, an increase of $13 million, or 11%, compared to $114 million for the three months ended March 31, 2026. The increase in revenue was primarily attributable to higher well flow management activities in the United Kingdom and Norway, partially offset by lower well flow management revenue in Republic of the Congo.

Segment EBITDA for the ESSA segment was $34 million, or 27% of revenues, for the three months ended June 30, 2026, an increase of $3 million, or 8%, compared to $32 million, or 28% of revenues, for the three months ended March 31, 2026. The increase in Segment EBITDA was primarily attributable to higher revenue, partially offset by a decrease in segment EBITDA margin due to reduced work on higher margin projects.

Middle East and North Africa (MENA)

Revenue for the MENA segment was $90 million for the three months ended June 30, 2026, an increase of $8 million, or 10%, compared to $82 million for the three months ended March 31, 2026. The increase in revenue was primarily attributable to higher well construction revenue in Egypt.

Segment EBITDA for the MENA segment was $33 million, or 36% of revenues, for the three months ended June 30, 2026, an increase of $9 million, or 39%, compared to $24 million, or 29% of revenues, for the three months ended March 31, 2026. The increase in Segment EBITDA and Segment EBITDA margin is consistent with the increase in revenue and favorable activity mix.

Asia Pacific (APAC)

Revenue for the APAC segment was $47 million for the three months ended June 30, 2026, an increase of $3 million, or 7%, compared to $44 million for the three months ended March 31, 2026. The increase in revenue was primarily attributable to higher well intervention activities in Brunei and Malaysia and higher subsea well access revenue in Malaysia, partially offset by lower subsea well access activities in Australia.

Segment EBITDA for the APAC segment was $9 million, or 18% of revenues, for the three months ended June 30, 2026, an increase of $1 million compared to $7 million, or 16% of revenues, for the three months ended March 31, 2026.

Conference Call

The Company will host a conference call to discuss second quarter 2026 results on Tuesday, July 28, 2026, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

Participants may also join the conference call by dialing:

U.S. Toll-Free: +1 (800) 715-9871

U.S./International: +1 (646) 307-1963

Access ID: 46235

To listen via live webcast, please visit the Investor section of www.expro.com.

The second quarter 2026 Investor Presentation is available in the Investor section of www.expro.com.

An audio replay of the webcast will be available on the Investor section of the Company’s website approximately three hours after the conclusion of the call and will remain available for a period of two weeks.

To access the audio replay telephonically:

Dial-In: U.S. Toll-Free:+1 (800) 770-2030 or U.S./International +1 (609) 800-9909

Access ID: 46235

Start Date: July 28, 2026, approximately 3:00 p.m. CT

End Date: August 11, 2026, 11:59 p.m. CT

A transcript of the conference call will be posted to the Investor relations section of the Company’s website as soon as practicable after the conclusion of the call.

About Expro

Working for clients across the entire well life cycle, Expro is a leading provider of energy services, offering cost-effective, innovative solutions and what the Company considers to be best-in-class safety and service quality. The Company’s extensive portfolio of capabilities spans well construction, well flow management, subsea well access, and well intervention and integrity.

With roots dating to 1938, Expro has approximately 7,000 employees and provides services and solutions to leading energy companies in both onshore and offshore environments in more than 60 countries.

For more information, please visit: www.expro.com and connect with Expro on X @ExproGroup and LinkedIn @Expro.

Contact

Dave Wilson - Vice President Investor Relations

+1 (281) 384-1544

InvestorRelations@expro.com

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this release include statements, estimates and projections regarding the outcome and benefits of the Enhanced Drilling acquisition, the Company’s ability to achieve the anticipated synergies as a result of the Enhanced Drilling acquisition, the Company’s ability to realize the potential strategic opportunities provided by, and realize the potential benefits of the Redomicile, and the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections, guidance and operating results. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties include the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations (including the ability to recover, and to the extent necessary, service and/or economically repair any equipment located on the seabed), political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, the possibility of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, future actions of foreign oil producers such as Saudi Arabia and Russia, inflationary pressures, international trade laws, tariffs, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance

.

Such assumptions, risks and uncertainties also include the factors discussed or referenced in the “Risk Factors” section of the definitive Proxy Statement/Prospectus, dated April 21, 2026, and the Annual Report on Form 10-K of Expro Group Holdings N.V. (“Expro NV”) for the year ended December 31, 2025, in each case filed with the SEC, as well as other risks and uncertainties set forth in other filings with the SEC by the Company and Expro NV. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, historical practice or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, free cash flow, free cash flow margin, adjusted free cash flow, adjusted free cash flow margin, adjusted net income (loss), and adjusted net income (loss) per diluted share, which may be used periodically by management when discussing financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. These non-GAAP financial measures are presented because management believes these metrics provide additional information relative to the performance of the business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of Expro from period to period and to compare such performance with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, free cash flow, free cash flow margin, adjusted free cash flow, adjusted free cash flow margin, adjusted net income (loss) and adjusted net income (loss) per diluted share in isolation or as a substitute for analysis of Expro’s results as reported under GAAP. Because Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, free cash flow, free cash flow margin, adjusted free cash flow, adjusted free cash flow margin, adjusted net income (loss) and adjusted net income (loss) per diluted share may be defined differently by other companies in the industry, the presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

(1) Expro defines Adjusted EBITDA as net income (loss) adjusted for (a) income tax expense, (b) depreciation and amortization expense, (c) severance and other expense, (d) merger and integration expense, (e) gain on disposal of assets, (f) other (income) expense, net, (g) stock-based compensation expense, (h) foreign exchange (gains) losses and (i) interest and finance (income) expense, net. Adjusted EBITDA margin reflects Adjusted EBITDA expressed as a percentage of total revenue.

(2) Free cash flow is defined as cash provided by (used in) operating activities less capital expenditures. Free cash flow margin is defined as free cash flow divided by total revenue, expressed as a percentage. Adjusted free cash flow is defined as cash provided by (used in) operating activities less capital expenditures, adjusted for merger and integration expense, severance and other expense (income) and other adjustments. Adjusted free cash flow margin reflects adjusted free cash flow expressed as a percentage of total revenue.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

Expro Group Holdings N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2026	2026	2025	2026	2025
Total revenue	$393,182	$367,573	$422,740	$760,755	$813,612
Operating costs and expenses:
Cost of revenue, excluding depreciation and amortization expense	(311,158)	(297,614)	(319,981)	(608,772)	(625,473)
General and administrative expense, excluding depreciation and amortization expense	(19,655)	(17,894)	(14,499)	(37,549)	(36,313)
Depreciation and amortization expense	(45,792)	(45,395)	(46,716)	(91,187)	(92,137)
Merger and integration expense	(3,634)	(288)	(2,267)	(3,922)	(4,007)
Severance and other expense	(2,572)	(3,226)	(6,711)	(5,798)	(12,793)
Total operating cost and expenses	(382,811)	(364,417)	(390,174)	(747,228)	(770,723)
Operating income	10,371	3,156	32,566	13,527	42,889
Other (expense) income, net	(242)	347	280	105	1,934
Interest and finance expense, net	(2,712)	(1,551)	(4,279)	(4,263)	(7,730)
Income before taxes and equity in income of joint ventures	7,417	1,952	28,567	9,369	37,093
Equity in income of joint ventures	2,763	3,231	3,395	5,994	7,101
Income before income taxes	10,180	5,183	31,962	15,363	44,194
Income tax expense	(8,152)	(6,217)	(13,959)	(14,369)	(12,243)
Net income (loss)	$2,028	$(1,034)	$18,003	$994	$31,951

Earnings (loss) per common share:
Basic	$0.02	$(0.01)	$0.16	$0.01	$0.28
Diluted	$0.02	$(0.01)	$0.16	$0.01	$0.27
Weighted average common shares outstanding:
Basic	113,098,653	113,624,307	115,444,915	113,360,028	115,829,219
Diluted	114,446,970	113,624,307	115,508,918	115,049,304	116,216,865

Expro Group Holdings N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2026	2025
Assets
Current assets
Cash and cash equivalents	$199,531	$196,093
Restricted cash	35	1,380
Accounts receivable, net	477,237	477,026
Inventories	170,586	167,895
Income tax receivables	38,181	31,654
Other current assets	98,202	86,287
Total current assets	983,772	960,335

Property, plant and equipment, net	514,613	523,157
Investments in joint ventures	79,779	78,706
Intangible assets, net	227,974	251,329
Goodwill	348,558	348,558
Operating lease right-of-use assets	77,796	72,777
Non-current accounts receivable, net	7,432	7,432
Post-retirement benefits	3,396	-
Other non-current assets	17,018	17,141
Total assets	$2,260,338	$2,259,435

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$304,808	$268,588
Income tax liabilities	54,131	51,111
Finance lease liabilities	1,540	2,359
Operating lease liabilities	20,317	18,225
Other current liabilities	99,835	103,379
Total current liabilities	480,631	443,662

Long-term borrowings	79,065	79,065
Deferred tax liabilities, net	15,154	19,513
Post-retirement benefits	-	314
Non-current finance lease liabilities	12,124	12,762
Non-current operating lease liabilities	58,259	56,103
Uncertain tax positions	73,355	77,890
Other non-current liabilities	36,198	36,003
Total liabilities	754,786	725,312

Common stock	8,570	8,559
Treasury stock	(154,153)	(127,137)
Additional paid-in capital	2,107,739	2,110,177
Accumulated other comprehensive income	17,931	18,053
Accumulated deficit	(474,535)	(475,529)
Total stockholders’ equity	1,505,552	1,534,123
Total liabilities and stockholders’ equity	$2,260,338	$2,259,435

Expro Group Holdings N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income	$994	$31,951
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	91,187	92,137
Equity in income of joint ventures	(5,994)	(7,101)
Stock-based compensation expense	15,554	14,282
Elimination of unrealized loss on sales to joint ventures	260	-
Deferred taxes	(4,360)	(16,049)
Unrealized foreign exchange loss (gain)	3,127	(6,047)
Changes in assets and liabilities:
Accounts receivable, net	(1,995)	15,118
Inventories	(2,691)	(9,020)
Other assets	(11,921)	(11,557)
Accounts payable and accrued liabilities	34,852	(17,289)
Other liabilities	(4,614)	12,931
Income taxes, net	(8,042)	(6,599)
Dividends received from joint ventures	4,662	498
Other	(4,273)	(3,333)
Net cash provided by operating activities	106,746	89,922

Cash flows from investing activities:
Capital expenditures	(56,948)	(54,316)
Proceeds from disposal of assets	-	5,000
Net cash used in investing activities	(56,948)	(49,316)

Cash flows from financing activities:
Release of (cash pledged for) collateral deposits, net	113	(415)
Proceeds from borrowings	1,794	-
Repurchase of common stock	(39,998)	(15,033)
Payment of withholding taxes on stock-based compensation plans	(5,003)	(2,588)
Repayment of financed insurance premium	(526)	(4,955)
Repayments of finance leases	(1,525)	(887)
Net cash used in financing activities	(45,145)	(23,878)

Effect of exchange rate changes on cash and cash equivalents	(2,560)	6,095
Net increase to cash and cash equivalents and restricted cash	2,093	22,823
Cash and cash equivalents and restricted cash at beginning of period	197,473	184,663
Cash and cash equivalents and restricted cash at end of period	$199,566	$207,486

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net of refunds	$27,234	$34,692
Cash paid for interest, net	4,598	5,243
Change in accounts payable and accrued expenses related to capital expenditures	2,341	6,967

Expro Group Holdings N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

Segment Revenue and Segment Revenue as Percentage of Total Revenue:

	Three Months Ended						Six Months Ended
	June 30,		March 31,		June 30,		June 30,		June 30,
	2026		2026		2025		2026		2025
NLA	$129,287	33%	$128,183	34%	$142,582	34%	$257,470	34%	$276,860	34%
ESSA	126,687	32%	113,919	31%	132,367	31%	240,606	32%	244,740	30%
MENA	90,135	23%	81,663	22%	91,016	22%	171,798	23%	184,570	23%
APAC	47,073	12%	43,808	12%	56,775	13%	90,881	12%	107,442	13%
Total	$393,182	100%	$367,573	100%	$422,740	100%	$760,755	100%	$813,612	100%

Segment EBITDA(1), Segment EBITDA Margin(2), Adjusted EBITDA and Adjusted EBITDA Margin(3):

	Three Months Ended						Six Months Ended
	June 30,		March 31,		June 30,		June 30,		June 30,
	2026		2026		2025		2026		2025
NLA	$26,082	20%	$25,937	20%	$33,909	24%	$52,019	20%	$64,294	23%
ESSA	34,071	27%	31,505	28%	39,635	30%	65,576	27%	$68,823	28%
MENA	32,716	36%	23,567	29%	32,571	36%	56,283	33%	$66,739	36%
APAC	8,541	18%	7,196	16%	14,794	26%	15,737	17%	$25,656	24%
Total Segment EBITDA	101,410		88,205		120,909		189,615		225,512
Corporate costs(4)	(28,130)		(28,527)		(29,853)		(56,657)		(61,934)
Equity in income of joint ventures	2,763		3,231		3,395		5,994		7,101
Adjusted EBITDA	$76,043	19%	$62,909	17%	$94,451	22%	$138,952	18%	$170,679	21%

(1)

Expro evaluates its business segment operating performance using Segment Revenue, Segment EBITDA and Segment EBITDA margin. Expro’s management believes Segment EBITDA and Segment EBITDA margin are useful operating performance measures as they exclude transactions not related to its core operating activities, corporate costs and certain non-cash items and allows Expro to meaningfully analyze the trends and performance of its core operations by segment as well as to make decisions regarding the allocation of resources to segments.

(2)	Expro defines Segment EBITDA margin as Segment EBITDA divided by Segment Revenue, expressed as a percentage.

(3)	Expro defines Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue, expressed as a percentage.

(4)

Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments but are not attributable to a particular operating segment, including central product line management, research, engineering and development, logistics, sales and marketing, and health and safety.

Revenue by areas of capabilities:

	Three Months Ended						Six Months Ended
	June 30,		March 31,		June 30,		June 30,		June 30,
	2026		2026		2025		2026		2025
Well Construction	$132,483	34%	$122,605	33%	$141,623	34%	$255,088	34%	$272,036	33%
Well Management (1)	260,699	66%	244,968	67%	281,117	66%	505,667	66%	541,576	67%
Total	$393,182	100%	$367,573	100%	$422,740	100%	$760,755	100%	$813,612	100%

(1)	Well Management consists of well flow management, subsea well access, and well intervention and integrity.

Expro Group Holdings N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Gross Profit, Contribution(1), Gross Margin and Contribution Margin(2):

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2026	2026	2025	2026	2025
Total revenue	$393,182	$367,573	$422,740	$760,755	$813,612

Less: Cost of revenue, excluding depreciation and amortization	(311,158)	(297,614)	(319,981)	(608,772)	(625,473)
Less: Depreciation and amortization related to cost of revenue	(45,624)	(45,232)	(46,580)	(90,856)	(91,890)
Gross profit	36,400	24,727	56,179	61,127	96,249

Add: Indirect costs (included in cost of revenue)	66,226	67,477	68,834	133,703	138,860
Add: Stock-based compensation expenses	4,508	2,896	2,633	7,404	4,827
Add: Depreciation and amortization related to cost of revenue	45,624	45,232	46,580	90,856	91,890
Contribution	$152,758	$140,332	$174,226	$293,090	$331,826

Gross margin	9%	7%	13%	8%	12%

Contribution margin	39%	38%	41%	39%	41%

(1)

Contribution is a non-GAAP measure and is defined as Total Revenue less Cost of Revenue, excluding depreciation and amortization expense, adjusted for indirect costs and stock-based compensation expense included in Cost of Revenue.

(2)	Contribution margin is a non-GAAP measure and is defined as Contribution as a percentage of Revenue.

Expro Group Holdings N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2026	2026	2025	2026	2025
Total revenue	$393,182	$367,573	$422,740	$760,755	813,612

Net income (loss)	$2,028	$(1,034)	$18,003	$994	31,951

Income tax expense	8,152	6,217	13,959	14,369	12,243
Depreciation and amortization expense	45,792	45,395	46,716	91,187	92,137
Severance and other expense	2,572	3,226	6,711	5,798	12,793
Merger and integration expense	3,634	288	2,267	3,922	4,007
Other expense (income), net	242	(347)	(280)	(105)	(1,934)
Stock-based compensation expense	9,560	7,274	7,314	16,834	14,282
Foreign exchange loss (gain)	1,351	339	(4,518)	1,690	(2,530)
Interest and finance expense, net	2,712	1,551	4,279	4,263	7,730
Adjusted EBITDA	$76,043	$62,909	$94,451	$138,952	170,679

Net income (loss) margin	1%	(0)%	4%	0%	4%

Adjusted EBITDA margin	19%	17%	22%	18%	21%

Free Cash Flow Reconciliation, Free Cash Flow Margin, Adjusted Free Cash Flow Reconciliation and Adjusted Free Cash Flow Margin:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2026	2026	2025	2026	2025
Total revenue	$393,182	$367,573	$422,740	$760,755	$813,612

Net cash provided by operating activities	$81,462	$25,284	$48,413	$106,746	$89,922
Less: Capital expenditures	(31,184)	(25,764)	(21,204)	(56,948)	(54,316)
Free cash flow	50,278	(480)	27,209	49,798	35,606

Operating cashflow margin	21%	7%	11%	14%	11%
Free cash flow margin	13%	0%	6%	7%	4%

Add: Merger and integration expense (1)	3,634	288	2,267	3,922	4,007
Add: Severance and other expense (1)	2,572	3,226	6,711	5,798	12,793
Adjusted free cash flow	$56,484	$3,034	$36,187	$59,518	$52,406

Adjusted free cash flow margin	14%	1%	9%	8%	6%

(1)	Expenses directly referenced on the condensed consolidated statements of operations.

Expro Group Holdings N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of Adjusted Net Income:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2026	2026	2025	2026	2025
Net income (loss)	$2,028	$(1,034)	$18,003	$994	$31,951
Adjustments:
Merger and integration expense	3,634	288	2,267	3,922	4,007
Severance and other expense	2,572	3,226	6,711	5,798	12,793
Stock-based compensation expense	9,560	7,274	7,314	16,834	14,282
Total adjustments, before taxes	15,766	10,788	16,292	26,554	31,082
Tax benefit	(81)	(58)	(44)	(139)	(109)
Total adjustments, net of taxes	15,685	10,730	16,248	26,415	30,973
Adjusted net income	$17,713	$9,696	$34,251	$27,409	$62,924

Reconciliation of Adjusted Net Income per Diluted Share:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2026	2026	2025	2026	2025
Net income (loss)	$0.02	$(0.01)	$0.16	$0.01	$0.27
Adjustments:
Merger and integration expense	0.03	0.00	0.02	0.03	0.03
Severance and other expense	0.02	0.03	0.06	0.05	0.11
Stock-based compensation expense	0.08	0.06	0.06	0.15	0.12
Total adjustments, before taxes	0.14	0.09	0.14	0.23	0.27
Tax benefit	(0.00)	(0.00)	(0.00)	(0.00)	(0.00)
Total adjustments, net of taxes	0.14	0.09	0.14	0.23	0.27
Adjusted net income	$0.15	$0.09	$0.30	$0.24	$0.54

As reported diluted weighted average common shares outstanding	114,446,970	113,624,307	115,508,918	115,049,304	116,216,865